Exhibit 99.1

Press Release

Bio-Rad Reports First-Quarter 2022 Financial Results

HERCULES, Calif.–April 28, 2022–Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced financial results for the first quarter ended March 31, 2022.

First-quarter 2022 net sales were $700.1 million, a decrease of 3.7 percent compared to $726.8 million reported for the first quarter of 2021. On a currency-neutral basis, quarterly sales decreased 0.8 percent compared to the same period in 2021. COVID-related revenue was approximately $45 million in the first quarter of 2022 versus $94 million in the year ago period. Excluding COVID-related sales, revenue increased 6.5% on a currency neutral basis.

First-quarter gross margin was 57.6 percent compared to 55.1 percent during the first quarter in 2021.

Life Science segment net sales for the first quarter were $347.2 million, a decrease of 5.3 percent compared to the same period in 2021. On a currency-neutral basis, Life Science segment sales decreased by 2.5 percent compared to the same quarter in 2021. The currency-neutral sales decline was primarily attributed to lower qPCR product revenue due to the decline in COVID-19 related demand, partially offset by strong growth of Process Media and Droplet Digital PCR products.

Clinical Diagnostics segment net sales for the first quarter were $351.8 million, a decrease of 1.9 percent compared to the same period in 2021. On a currency-neutral basis, net sales were up 1.1 percent versus the same quarter last year. The currency-neutral sales increase was primarily driven by the recovery in our Immunohematology business.

Income from operations during the first quarter of 2022 was $143.4 million versus $100.9 million during the same quarter last year.

Net loss for the first quarter of 2022 was $3,369.6 million, or a loss of $112.57 per share, on a diluted basis, versus $977.4 million of net income, or $32.38 per share, on a diluted basis, during the same period in 2021. Net income (loss) amounts for the first quarter of 2022 and 2021 were primarily impacted by the recognition of changes in the fair market value of equity securities related to the holdings of our investment in Sartorius AG.

The effective tax rate for the first quarter of 2022 was 22.9 percent, compared to 24.7 percent for the same period in 2021. The effective tax rate reported in Q1 of 2022 was primarily affected by an unrealized loss in equity securities and the tax rate reported in Q1 of 2021 was primarily affected by an unrealized gain in equity securities.

“As we start the year, we are encouraged by the underlying strength of our core business as COVID related contributions subside. We continue to closely monitor key macro issues such as pandemic related lockdowns in China, the Russian invasion of Ukraine, and the supply chain environment, all with an eye to managing accordingly.” said Norman Schwartz, Bio-Rad President and Chief Executive Officer.

GAAP Results
	Q1 2022	Q1 2021
Revenue (millions)	$700.1	$726.8
Gross margin	57.6%	55.1%
Operating margin	20.5%	13.9%
Net income (loss) (millions)	$(3,369.6)	$977.4
Income (loss) per diluted share	$(112.57)	$32.38

Non-GAAP Results
	Q1 2022	Q1 2021
Revenue (millions)	$700.1	$726.8
Gross margin	58.3%	59.0%
Operating margin	22.0%	25.8%
Net income (millions)	$149.1	$157.4
Income per diluted share	$4.94	$5.21

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. Non-GAAP adjustments include amortization of purchased intangibles; acquisition-related expenses and benefits; restructuring, impairment charges and gains and losses from change in fair market value of equity securities and loan receivable; gains and losses on equity-method investments; significant litigation charges or benefits and legal costs; and discrete income tax events and the income tax effect on these non-GAAP adjustments.

Non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS) are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Non-GAAP Reporting.”

Non-GAAP net income for the first quarter of 2022 was $149.1 million, or $4.94 per share, on a diluted basis, compared to $157.4 million, or $5.21 per share, on a diluted basis, during the same period in 2021.

The non-GAAP effective tax rate for the first quarter of 2022 was 19.6 percent, compared to 23.6 percent for the same period in 2021. The lower rate in 2022 was driven by geographical mix of earnings, as well as benefit associated with preferential tax rate related to export sales.

The following table represents a reconciliation of Bio-Rad’s reported net income (loss) and diluted income (loss) per share to non-GAAP net income and non-GAAP diluted income per share for the three months ended March 31, 2022 and 2021:

	Three Months Ended
(in thousands, except per share data)	March 31,
	2022	2021
GAAP net income (loss)	$(3,369,613)	$977,414
Legal settlements	—	(536)
Amortization of purchased intangibles	6,310	6,940
Legal matters	1,193	4,415
Restructuring costs	44	75,565
(Gains) losses from change in fair market value of equity securities and loan receivable	4,545,117	(1,179,403)
Losses on equity-method investments	990	1,840
Other non-recurring items	2,809	—
Income tax effect on non-GAAP adjustments	(1,037,710)	271,136
Non-GAAP net income	$149,140	$157,371

GAAP diluted income (loss) per share	$(112.57)	$32.38
Non-GAAP diluted income per share	$4.94	$5.21

2022 Financial Outlook

For the full year 2022, the company continues to anticipate non-GAAP currency-neutral revenue growth of approximately 1.0 to 2.0 percent and an estimated non-GAAP operating margin of approximately 19.0 percent. Management will discuss this outlook in greater detail on the first-quarter 2022 financial results conference call.

Use of Non-GAAP Reporting and Currency-Neutral

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, gains and losses from change in fair market value of equity securities and loan receivable, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges, and gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Conference Call and Webcast

Management will discuss first-quarter ended March 31, 2022 results in a conference call at 3 PM Pacific Time (6 PM Eastern Time) on April 28, 2022. To listen, call 844-200-6205 within the U.S. or 929-526-1599 outside the U.S., Conference ID: 493268. You may also listen to the conference call live via a webcast that is available in the “Investor Relations” section of our website under "Events & Presentations" at
investors.bio-rad.com. A replay of the webcast will be available for up to a year.

BIO-RAD and DROPLET DIGITAL PCR are trademarks of Bio-Rad Laboratories, Inc.
in certain jurisdictions.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With a focus on quality and customer service for 70 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology and pharmaceutical companies, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with approximately 7,900 employees worldwide. Bio-Rad had revenues of $2.9 billion in 2021. For more information, please visit bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; and for the full year 2022, continuing to anticipate non-GAAP currency-neutral revenue growth of approximately 1.0 to 2.0 percent and an estimated non-GAAP operating margin of approximately 19.0 percent. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "anticipate," "estimate," "believe," "expect," "continue," "will," "project," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include the duration, severity and impact of the COVID-19 pandemic, global economic conditions, supply chain issues, our ability to develop and market new or improved products, our ability to compete effectively, foreign currency exchange fluctuations, reductions in government funding or capital spending of our customers, international legal and regulatory risks, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

SOURCE: Bio-Rad Laboratories, Inc.

Investor Contact:
Edward Chung, Vice President, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska-Schram, Corporate Communications
510-741-6643
anna_gralinska-schram@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Net sales	$700,062	$726,796
Cost of goods sold	296,502	326,169
Gross profit	403,560	400,627
Selling, general and administrative expense	197,594	225,853
Research and development expense	62,543	73,912
Income from operations	143,423	100,862
Interest expense	4,048	398
Foreign currency exchange (gains) losses, net	(2,128)	71
(Gains) losses from change in fair market value of equity securities and loan receivable	4,545,117	(1,179,403)
Other income, net	(32,597)	(17,407)
Income (loss) before income taxes	(4,371,017)	1,297,203
Benefit from (provision for) income taxes	1,001,404	(319,789)
Net income (loss)	$(3,369,613)	$977,414

Basic earnings (loss) per share:
Net income (loss) per basic share	$(112.57)	$32.77
Weighted average common shares - basic	29,933	29,823

Diluted earnings (loss) per share:
Net income (loss) per diluted share	$(112.57)	$32.38
Weighted average common shares - diluted	29,933	30,186

Note: As a result of the net loss for the three months ended March 31, 2022, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2022	December 31, 2021
	(Unaudited)
Current assets:
Cash and cash equivalents	$802,316	$470,783
Short-term investments	1,276,723	404,695
Accounts receivable, net	464,107	423,537
Inventories, net	605,492	572,239
Other current assets	154,783	117,834
Total current assets	3,303,421	1,989,088

Property, plant and equipment, net	485,743	490,952
Operating lease right-of-use assets	198,453	204,798
Goodwill, net	345,728	347,343
Purchased intangibles, net	247,144	253,939
Other investments	9,689,284	14,387,006
Other assets	103,925	102,669
Total assets	$14,373,698	$17,775,795

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$345,193	$418,927
Current maturities of long-term debt	504	489
Income and other taxes payable	54,309	46,299
Other current liabilities	248,325	215,223
Total current liabilities	648,331	680,938

Long-term debt, net of current maturities	1,196,739	10,514
Other long-term liabilities	2,345,712	3,417,209
Total liabilities	4,190,782	4,108,661

Total stockholders’ equity	10,182,916	13,667,134
Total liabilities and stockholders’ equity	$14,373,698	$17,775,795

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Cash flows from operating activities:
Cash received from customers	$649,993	$728,013
Cash paid to suppliers and employees	(619,809)	(612,803)
Interest paid, net	(306)	(309)
Income tax payments, net	(14,324)	(14,727)
Other operating activities	30,761	13,436
Net cash provided by operating activities	46,315	113,610
Cash flows from investing activities:
Payments for purchases of marketable securities and investments	(960,940)	(74,925)
Other investing activities	48,978	26,598
Net cash used in investing activities	(911,962)	(48,327)
Cash flows from financing activities:
Proceeds from issuance of Notes, net of debt financing costs	1,186,220	—
Payments on long-term borrowings	(104)	(1,401)
Other financing activities	4,177	(45,946)
Net cash provided by (used in) financing activities	1,190,293	(47,347)
Effect of foreign exchange rate changes on cash	6,877	(7,347)
Net increase in cash, cash equivalents and restricted cash	331,523	10,589
Cash, cash equivalents and restricted cash at beginning of period	471,133	667,115
Cash, cash equivalents and restricted cash at end of period	$802,656	$677,704

Reconciliation of net income (loss) to net cash provided by operating activities:
Net income (loss)	$(3,369,613)	$977,414
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	32,014	32,736
Reduction in the carrying amount of right-of-use assets	10,018	9,750
(Gains) losses from change in fair market value of equity securities and loan receivable	4,545,117	(1,179,403)
Changes in working capital	(156,591)	(57,504)
Other	(1,014,630)	330,617
Net cash provided by operating activities	$46,315	$113,610

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; gains and losses from change in fair market value of equity securities and loan receivable; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended
	March 31, 2022	% of revenue	March 31, 2021	% of revenue

GAAP cost of goods sold	$296,502		$326,169
Amortization of purchased intangibles	(4,461)		(4,585)
Legal settlements	—		536
Restructuring benefits (costs)	(3)		(23,980)
Non-GAAP cost of goods sold	$292,038		$298,140

GAAP gross profit	$403,560	57.6%	$400,627	55.1%
Amortization of purchased intangibles	4,461		4,585
Legal settlements	—		(536)
Restructuring (benefits) costs	3		23,980
Non-GAAP gross profit	$408,024	58.3%	$428,656	59.0%

GAAP selling, general and administrative expense	$197,594	$225,853
Amortization of purchased intangibles	(1,849)	(2,355)
Legal matters	(1,193)	(4,415)
Restructuring benefits (costs)	(144)	(34,735)
Other non-recurring items (2)	(2,809)	—
Non-GAAP selling, general and administrative expense	$191,599	$184,348

GAAP research and development expense	$62,543	$73,912
Restructuring benefits (costs)	103	(16,850)
Non-GAAP research and development expense	$62,646	$57,062

GAAP income from operations	$143,423	20.5%	$100,862	13.9%
Legal settlements	—		(536)
Amortization of purchased intangibles	6,310		6,940
Legal matters	1,193		4,415
Restructuring (benefits) costs	44		75,565
Other non-recurring items (2)	2,809		—
Non-GAAP income from operations	$153,779	22.0%	$187,246	25.8%

GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$4,545,117	$(1,179,403)
Gains (losses) from change in fair market value of equity securities and loan receivable	(4,545,117)	1,179,403
Non-GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$—	$—

GAAP other (income) expense, net	$(32,597)	$(17,407)
Gains (losses) on equity-method investments	(990)	(1,840)

Non-GAAP other (income) expense, net	$(33,587)	$(19,247)

GAAP income (loss) before income taxes	$(4,371,017)	$1,297,203
Legal settlements	—	(536)
Amortization of purchased intangibles	6,310	6,940
Legal matters	1,193	4,415
Restructuring (benefits) costs	44	75,565
(Gains) losses from change in fair market value of equity securities and loan receivable	4,545,117	(1,179,403)
(Gains) losses on equity-method investments	990	1,840
Other non-recurring items (2)	2,809	—
Non-GAAP income before income taxes	$185,446	$206,024

GAAP benefit from (provision for) income taxes	$1,001,404	$(319,789)
Income tax effect of non-GAAP adjustments (1)	(1,037,710)	271,136
Non-GAAP provision for income taxes	$(36,306)	$(48,653)

GAAP net income (loss)	$(3,369,613)	(481.3)%	$977,414	134.5%
Legal settlements	—		(536)
Amortization of purchased intangibles	6,310		6,940
Legal matters	1,193		4,415
Restructuring (benefits) costs	44		75,565
(Gains) losses from change in fair market value of equity securities and loan receivable	4,545,117		(1,179,403)
(Gains) losses on equity-method investments	990		1,840
Other non-recurring items (2)	2,809		—
Income tax effect of non-GAAP adjustments (1)	(1,037,710)		271,136
Non-GAAP net income	$149,140	21.3%	$157,371	21.7%

GAAP diluted income (loss) per share	$(112.57)	$32.38
Legal settlements	—	(0.02)
Amortization of purchased intangibles	0.21	0.23
Legal matters	0.04	0.15
Restructuring (benefits) costs	—	2.50
(Gains) losses from change in fair market value of equity securities and loan receivable	150.57	(39.07)
(Gains) losses on equity-method investments	0.03	0.06
Other non-recurring items (2)	0.09	—
Income tax effect of non-GAAP adjustments (1)	(34.38)	8.98
Add back anti-dilutive shares	0.95	—
Non-GAAP diluted income per share	$4.94	$5.21

GAAP diluted weighted average shares used in per share calculation	29,933	30,186
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	253	—
Non-GAAP diluted weighted average shares used in per share calculation	30,186	30,186

Reconciliation of Net income (loss) to adjusted EBITDA:
GAAP net income (loss)	$(3,369,613)	(481.3)%	$977,414	134.5%
Interest expense	4,048		398
(Benefit from) provision for income taxes	(1,001,404)		319,789
Depreciation and amortization	32,014		32,736
Foreign currency exchange (gains) losses , net	(2,128)		71
Other income, net	(32,597)		(17,407)
(Gains) losses from change in fair market value of equity securities and loan receivable	4,545,117		(1,179,403)
Dividend from Sartorius AG	31,586		18,991
Legal settlements	—		(536)
Legal matters	1,193		4,415
Restructuring (benefits) costs	44		75,565
Other non-recurring items (2)	2,809		—
Adjusted EBITDA	$211,069	30.2%	$232,033	31.9%

(1) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

(2) Incremental costs to comply with the European Union's In Vitro Diagnostics Regulation ("IVDR") for previously approved products.

2022 Financial Outlook

Forecasted non-GAAP operating margin excludes 86 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.